Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) is the type that the registrant treats as private or confidential.

Dated 16 of May 2025

MARKETAXESS EUROPE LIMITED

and

DEAN BERRY

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT

This contract of employment (“Agreement”) is made on May 16, 2025 between:

(1)	MarketAxess Europe Limited whose registered office is at 5 Aldermanbury Square, London, EC2V 7HR (the “Company”); and

(2)	Dean Berry of [*****] (“you”).

This Agreement sets out the terms on which you are employed by the Company.

1	Interpretation

1.1	In this agreement (and any schedules to it):

1.1.1	“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

1.1.2

“Cause” means: (A) any act or omission by you of wilful misconduct, dishonesty or gross misconduct or any material failure by you to adequately carry out or discharge the Prescribed Responsibilities; (B) you being, in the reasonable opinion of the Company, grossly incompetent or grossly negligent in the performance of your duties that, if capable of cure, is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company, (C) your conviction of, or plea of guilty or nolo contendere to, a crime (other than a road traffic offence for which a non-custodial penalty is imposed) or any indictable offense, (D) your failure to comply with the Rules of the FCA which for the avoidance of doubt shall include a breach of the Conduct Rules; (E) your failure or ceasing to meet the requirements of any regulatory body whose consent is required to enable you to undertake all or any of your duties under this Agreement (including, without limitation, you ceasing to be certified by the FCA as fit and proper to carry out your role); (F) the Company determines in its sole discretion, acting reasonably, that you are no longer fit and proper to carry out your role; (G) you become bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984; (H) a material breach by you of any material written agreement entered into between you and the Company, or any material written policy of the Company, in each case, that if capable of cure, is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company, (I) your intentional failure or refusal to follow a lawful and proper direction of the Board of Directors of MAH (the “Board”), the Board of the Directors of the Company or the Chief Executive Officer of MAH that, if capable of cure, is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company, or (J) any other conduct by you, whether or not in the course of performing your responsibilities to the Company, that has or is reasonably likely to have a material adverse effect on the business, assets or reputation of the Company and that, if capable of cure, is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company.

1.1.3	“Change in Control” means, and shall have occurred, if:

(i)

any Person (other than MAH, any trustee or other fiduciary holding securities under any employee benefit plan of MAH, or any company owned, directly or indirectly, by the stockholders of MAH in substantially the same proportions as their ownership of shares of MAH’s common stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act of the United States), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of MAH’s then outstanding securities;

(ii)

during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with MAH to effect a transaction described in paragraph (i), (iii), or (iv) of this definition, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by MAH’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)

a merger or consolidation of MAH with any other corporation, other than a merger or consolidation which would result in the voting securities of MAH outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of MAH or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of MAH (or similar transaction) in which no Person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of MAH then outstanding securities shall not constitute a Change in Control of MAH; or

(iv)

the stockholders of MAH approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by MAH of all or substantially all of MAH’s assets other than (i) the sale or disposition of all or substantially all of the assets of MAH to a Person or Persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of MAH at the time of the sale or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of MAH.

1.1.4	“CIC Protection Period” means the period beginning on the effective date of a Change in Control and ending on the second anniversary following such effective date.

1.1.5	“Conduct Rules” means the Individual Conduct Rules and the Senior Manager Conduct Rules, set out in the Code of Conduct sourcebook in the FCA Handbook.

1.1.6

“Confidential Information” means all and any information, in whatever form, of or relating to the Company or any Group Company which you (or, where the context so requires, another person) have obtained by virtue of your employment or engagement and which the Company or any Group Company regards as confidential, including (but not limited to):

(a)	financial information, results and forecasts, sales targets and statistics, market share and pricing statistics, profit margins, price lists, discounts, credit and payment policies and procedures;

(b)	information relating to business methods, corporate plans, business strategy, marketing plans, management systems, new business opportunities, tenders, advertising and promotional material;

(c)

information relating to and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual arrangements and negotiations with the Company or any Group Company;

(d)	details of employees, officers and workers of and consultants to the Company or any Group Company, their remuneration details, job skills, experience and capabilities and other personal information;

(e)

information relating to trade secrets, research activities, development projects, inventions, designs, know-how, technical specification and other technical information in relation to the development or supply of any future product or service of the Employer or any member of the Group and information concerning the intellectual property portfolio and strategy of the Company or any Group Company; and

(f)	any information in respect of which the Company or any Group Company is bound by an obligation of confidence to a third party, but excluding any information which:

(i)	is part of your own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Company or any Group Company without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by you of your obligations under this agreement;

1.1.7	“Employment” means the employment governed by this Agreement;

1.1.8	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time;

1.1.9	“Equity Incentive Plan” has the meaning given to it in clause 15.1;

1.1.10

“Good Reason” shall mean any of the following events that are not cured by the Company within thirty (30) days after the Company’s receipt of written notice from you specifying the event claimed to be Good Reason (the “Cure Period”): (i) a material adverse change in your title; (ii) a material diminution in your duties, authorities or responsibilities or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your then position; (iii) a reduction in your Basic Salary or annual target incentive bonus (as a percentage of Basic Salary); (iv) a requirement by the Company that your principal place of work be moved to a location more than fifty (50) miles away from its current location; (v) the failure of the Company to obtain and deliver to you a reasonably satisfactory written agreement from any successor to all or substantially all of the Company’s assets to assume and agree to perform this Agreement. For your resignation to be considered a resignation for Good Reason, you shall be required to provide the Company with written notice of the existence of Good Reason no later than forty-five (45) days after the date on which you have had, or should have had, actual knowledge of the event that is alleged to constitute Good Reason, the Company shall notify you no later than the end of the Cure Period whether it agrees that a Good Reason event has occurred (and if it has occurred, whether the Company intends to cure it), and you must actually give notice of your resignation within thirty (30) days of the end of the Cure Period.

1.1.11	“Group” means the Company, MAH, its ultimate holding company for the time being, and the associated companies (as defined in section 435 of the Insolvency Act 1986) of the Company for the time being;

1.1.12	“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;

1.1.13	“holding company” has the meaning given in section 1159 of the Companies Act 2006;

1.1.14	“MAH” means MarketAxess Holdings Inc., a Delaware corporation or any successor thereto;

1.1.15

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons;

1.1.16

“Prescribed Responsibilities” means the specific responsibilities that a firm must allocate to one of its senior managers, as set out in the FCA Handbook (as amended from time to time) or as otherwise prescribed by the FCA or any other relevant supervisory authority from time to time;

1.1.17	“Regulatory Reference” means employment reference in the form prescribed by the FCA or any other relevant supervisory authority from time to time;

1.1.18

“Regulatory Reference Rules” means the rules on the provision of Regulatory References as set out in the FCA Handbook (as amended from time to time) or as otherwise prescribed by the FCA and/or any other relevant supervisory authority from time to time;

1.1.19	“Statement of Responsibilities” means the statement identifying the tasks, duties and responsibilities for which you are responsible; and

1.1.20	references to any statutory provisions include any modifications or re-enactments of those provisions;

1.1.21

references in this agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangements, are references to the versions or forms of the relevant documents as amended or updated from time to time; and

1.1.22	headings will be ignored in construing this agreement.

2	Start Date and Continuous Employment

2.1

Your Employment will commence on November 24, 2025, or if later, the date you are legally able to commence employment with the Company pursuant to your arrangements with your current employer, as confirmed by the Company (such date, your “Start Date”). No previous employment counts as continuous employment with the Company. The Company may terminate this Agreement with no liability if you do not commence employment with the Company by May 16, 2026.

2.2

You also warrant that you have not been the subject of any disciplinary investigation and have not committed any act or omission which, if known, may or would have resulted in disciplinary action being taken against you, whether related to conduct or performance, during any employment relationship prior to your Employment and which, if known by the Company or the FCA, may or would affect or alter the Company’s or the FCA’s assessment of your fitness and propriety to perform the function stated in clause 3.2 below.

2.3	You represent and warrant that you will uphold all confidentiality provisions of previous employers to which you are subject.

3	Conditions

3.1	Your Employment is conditional upon:

3.1.1

The receipt by the Company of satisfactory references (including, Regulatory References) covering a period of employment of 6 years, successfully passing our background checks (including, where applicable, Disclosure and Barring Service Checks) and you being entitled to work in the UK without any additional approvals.

3.1.2

You holding any qualification, licence, authority, registration or membership required (by statute or otherwise) for the proper performance of your duties under this Agreement, including any certifications or approvals required by the U.K. Financial Conduct Authority (“FCA”) that you are fit and proper to perform the senior manager function (“SMF”) stated in clause 3.2 and you obtaining your Financial Industry Regulatory Authority (“FINRA”) Series 7 and 24 licenses within 12 months of your Start Date. Prior to obtaining your FINRA Series 7 and 24 licenses, you agree that you shall not exercise any supervisory functions or undertake any job duties that require such FINRA licenses and your job description shall be modified as such until you obtain all such FINRA licenses. You further agree that if you do not obtain your Series 7 and Series 24 licenses within 12 months of your Start Date, the Company reserves the right to modify your title to remove “Group Chief Operating Officer” and make corresponding changes to your job duties.

3.1.3	You signing the attestation in the form set out in the Appendix 2 to this Agreement.

3.2

You will be an SMF1 and an SMF3 and will be subject to the FCA Senior Managers and Certification Regime (“SMCR”). As such, your Employment is conditional on the Company being satisfied that you are fit and proper to perform your role. By signing this Agreement, you warrant to the Company that you believe you are fit and proper (in accordance with the requirements set out in the FCA Handbook) to carry out your role as an SMF1 and an SMF3 and agree to inform the Company of any information about you and your circumstances (including any changes in your circumstances) which may be relevant to the assessment of whether you are and remain fit and proper to carry out a senior manager function as required under this Agreement.

3.3

If any of the conditions in clauses 3.1 and 3.2 cannot be satisfied or remain unfulfilled after such period of time as the Company considers reasonable, it may, at its sole and absolute discretion, terminate your Employment without notice, any payment in lieu of notice and shall not be liable to provide any form of compensation whatsoever. For the avoidance of doubt, any such termination shall constitute “Cause” with respect to your Lost Opportunity Award, Cash Make-Whole and Equity Make-Whole (each as defined herein).

3.4	No probationary period applies to your Employment.

3.5	You acknowledge that you have not relied on any taxation or other financial advice from the Company or any other Group Company in deciding whether to enter into this agreement.

3.6

If the Company (acting in good faith) forms the opinion that it is necessary to do so, in order to comply with any binding law or regulatory requirements, including but not limited to remuneration law or regulations, the Company may, among other things, restructure your remuneration package to provide an alternative remuneration package which is consistent with law and regulation.

3.7	You agree to cooperate with the Company in its efforts to obtain any of the information or complete any of the processes require to meet the above conditions.

4	Job Title and regulatory obligations

4.1

Your job title is Group Chief Operating Officer & Chief Executive Officer, EMEA & APAC and you will report functionally to the CEO of MAH and to the Board of Directors of the Company. Subject to local reporting lines for non-EMEA & APAC employees and local licensing requirements, including those enumerated in Clause 3.1.2, the heads of the global operations, data, risk, product and technology departments shall report to you and you shall have commercial and operational responsibility for the EMEA & APAC business. Notwithstanding the previous sentence, this Agreement is not a job description and your duties and those reporting to you may be changed from time to time in the Company’s sole discretion.

4.2

In respect of MarketAxess Limited (“MAL”) as the parent of the UK consolidated group, and its direct subsidiaries MarketAxess Europe Limited, MarketAxess Capital Limited and MarketAxess Post-Trade Limited (“MAPT”), you shall be identified as a Material Risk Taker (“MRT”) pursuant to SYSC 19G.5.3R (1) of the FCA Handbook as an executive member of the Board of Directors of MAL.

4.3

Continued performance of your role is conditional on the Company certifying on an ongoing basis (and at least annually) that you are fit and proper to perform such functions. You warrant that you have provided any information which may be relevant to the Company’s assessment of your fitness and propriety to perform such functions and acknowledge and agree that, during the Employment, you will provide the Company, without unreasonable delay, with any information which may be relevant to the Company’s continued assessment of your fitness and propriety to perform a senior manager function (including an annual declaration that you have not done or failed to do anything that would affect or alter the Company’s assessment of your fitness and propriety). If the Company determines at any time that you are not fit and proper to perform such function, you will not be able to continue in your role. If your employment is terminated as a result of a determination that you are not fit and proper, it shall be considered a termination for “Cause” with respect to your Lost Opportunity Award, your Cash Make-Whole and your Equity Make-Whole.

4.4

If the Company has any concerns about your fitness and propriety it reserves the right to suspend you from performing any of your regulatory duties. Furthermore, if the Company is unable to certify you as fit and proper to perform a senior manager function (including the withdrawal of any certificate previously issued) you are strictly prohibited from performing such senior manager function unless and until the Company is satisfied that you are fit and proper to perform such function. If you do so, you may be liable to disciplinary action, up to and including dismissal.

4.5

In order to satisfy itself of your continued fitness and propriety during your employment the Company may need to update your background checks from time to time. By signing this Agreement, you acknowledge and agree that the Company may undertake reference and/or background checks (including a criminal record check) in accordance with the Company’s practices from time to time for the purposes of assessing fitness and propriety, or in accordance with any applicable regulatory requirements. It is a condition of your continued employment that these remain satisfactory to the Company and that you co-operate fully with the Company in a timely fashion in relation to such checks.

4.6

You acknowledge and agree that the Company may be required to provide a Regulatory Reference about you at the request of a prospective employer. The Company may also be required to update a Regulatory Reference previously provided in certain circumstances. You acknowledge and agree that the content of any such reference (or update) is a matter for the relevant company providing it and such company has no obligation to provide a copy of the proposed reference to you either before or after it is provided to the prospective employer or third party.

4.7

During your Employment you shall discharge the Prescribed Responsibilities assigned to you from time to time and perform the tasks, duties and responsibilities outlined in the Management Responsibilities Map and in the Statement of Responsibilities (as updated from time to time). The Statement of Responsibilities shall not be regarded as contractual. You shall ensure that the Statement of Responsibilities is accurate in all material respects and is kept up to date and the Company shall be entitled to update the Statement of Responsibilities from time to time in order to reflect the requirements of your role.

4.8	Notwithstanding the provisions of clause 4.7, the Company shall be entitled at any time to:

4.8.1	temporarily reallocate your Prescribed Responsibilities and any of the tasks, duties and responsibilities set out in the Statement of Responsibilities; or

4.8.2

appoint another person or persons to act jointly with you in the performance of any of your Prescribed Responsibilities or the tasks, duties or responsibilities set out in the Statement of Responsibilities,

during any period of absence (except authorised annual leave) or suspension.

4.9

You shall ensure that those individuals who you are required to supervise or to whom you may delegate some of your responsibilities undertake their duties in an appropriate manner in accordance with their regulatory obligations, and you shall take all steps which are reasonably necessary to ensure their adequate and continued supervision to comply with such obligations.

5	Duration of Employment and Obligations on Termination

5.1	Either you or the Company may give to the other 6 months written notice to terminate your employment.

5.2

The Company reserves the right, at its sole and absolute discretion, to terminate your employment at any time and with immediate effect by giving you written notice that it is exercising its right to do so under this clause, and that it will make a payment to you in lieu of your Basic Salary, prorated at the daily rate set out in clause 9.1 for any period of notice which you would have been entitled to receive (less any deductions the Company is required by law to make). In addition, if the Company terminates your employment pursuant to this Clause 5.2, the Company shall provide a pro rata cash incentive based on the number of days you were employed during the applicable year in an amount as determined by the Company and MAH in their sole joint discretion; provided, however that such discretion shall be exercised consistent with the manner in which the Company and MAH exercised its discretion in prior years.

5.3

At any time during your Employment, or upon its termination, the Company shall be entitled to deduct from your Basic Salary or any other payment due to you in respect of your Employment (including your final salary payment, the cash portion of your Lost Opportunity Award and the Cash Make-Whole) any monies due from you to the Company or any Group Company.

5.4

On termination of your Employment however arising you shall comply with the Company’s reasonable requests to facilitate an effective handover of your role, including by complying with any Handover Policy in place from time to time. This obligation shall continue during any periods of suspension or garden leave, and after your Employment ends. Any failure to comply with the Company’s reasonable requests to facilitate an effective handover or to comply with any Handover Policy in place from time to time may result in disciplinary action and may be reflected in any Regulatory References that the Company is required to provide.

5.5

You agree to make yourself available to, and to cooperate with, the Company, any Group Company or its or their advisers in any internal investigation or regulatory proceedings arising out of matters which formed part of your responsibilities during your Employment. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on the Company’s or any Group Company’s behalf. We shall reimburse any reasonable expenses that you incur as a consequence of complying with your obligations under this Clause 5.5, provided that such expenses are approved in advance by us.

6	Place of Work

6.1

You will be based at the Company’s principal office at 5 Aldermanbury Square, London, EC2V 7HR but you may be required to work on a temporary or permanent basis at another location within the Greater London area, or, on a temporary basis, at another location within the UK. You may also be expected to travel and work within and outside the UK from time to time as required by the Company.

6.2

You shall be subject to the rules and policies generally applicable to employees of the Company in the UK and globally, as applicable. You are currently expected to be in the London office a minimum of 4 days per week. The required number of days in the office may be modified by the Company in its sole discretion.

7	Hours of Work

7.1

Your normal hours of work are 8.30 am to 5.30 pm Monday to Friday, with a one-hour lunch break per day (“your normal weekly hours”). You will comply with the Company’s normal working hours and will also work any additional hours the Company considers necessary to meet its business needs. Any such additional hours will be variable and the Company expects that they could be at any time inclusive of Monday through to Sunday. You will not receive further remuneration for any hours worked in addition to your normal working hours. Should your normal hours of work need to change as a result of the requirements of the business, you shall be notified by the Company no later than four weeks before the start of any new working pattern.

7.2	You agree that for the purposes of the Working Time Regulations 1998 (the “Regulations”), the performance of your duties pursuant to this agreement may require you to work more than 48 hours per week.

7.3	You agree to keep records of your working hours as reasonably required by the Company from time to time in order to comply with its obligations under Regulations.

8	Your Duties

8.1	During your Employment, you will at all times:

8.1.1	meet the standards of fitness and propriety prescribed by the FCA and required by us;

8.1.2	comply with the Company’s rules, policies and procedures in force from time to time and all applicable regulatory requirements;

8.1.3	observe and comply with the Conduct Rules, and any regulatory handbooks which are from time to time issued by the FCA and which are applicable to your role;

8.1.4

attend such training as is required to ensure that you have and maintain the appropriate technical knowledge required to perform your role and to understand the regulatory obligations to which you are subject as a result of the senior manager function(s) you perform;

8.1.5	maintain and renew any necessary licences, certifications and authorisations required in order to satisfactorily perform your role;

8.1.6	consent to ongoing due diligence checks in accordance with the requirements of the Company or the FCA;

8.1.7	familiarise yourself with and comply with any Handover Policy we have in place from time to time; and

8.1.8	notify us immediately of any change in circumstances relevant to your regulatory status.

8.2

You acknowledge and accept that the Company is required to report to the FCA any actual or suspected breaches of the Conduct Rules and/or any wrongdoing. You are required to report the same to the Company. This includes proposed wrongdoing, wrongdoing of directors, your own wrongdoing and any matters which the Company might reasonably consider would affect your fitness and propriety. The confidentiality provisions set out in this agreement and the Confidentiality Statement will not prevent you from raising matters that you consider to be reportable concerns to the Company and/or the FCA.

8.3

You will promptly disclose to the Company full details of any wrongdoing by you or any employee of the Company or any Group Company where that wrongdoing is material to your or that employee’s employment (as applicable) by the relevant company or to the interests or reputation of any Group Company.

8.4	You will devote the whole of your working time, attention and skill to your Employment and use your best endeavours to promote the interests and reputation of the Company and every Group Company.

9	Salary

9.1	Your Basic Salary is GBP £560,000 per annum, accruing on a daily basis (“Basic Salary”).

9.2

Salary will be paid in equal monthly instalments in arrears on or about the 24th day of each calendar month, after deduction in income tax, national insurance contributions, other statutory deductions and other agreed deductions.

9.3	You are not entitled to any additional remuneration in respect of any hours worked in excess of your normal weekly hours.

9.4

You will be eligible to participate in the 2026 annual salary review process and onwards. Any changes to your base salary will be effective as of January 1st of the following calendar year and reflected in the first payroll of the new year. Any increase in salary will be at the absolute discretion of the Company and MAH and there shall be no obligation to increase your Basic Salary following any review process.

9.5

The Company reserves the right to, and you agree that it may, recover from your salary payments, any overpayment of remuneration or other payments, made by mistake or through misrepresentation or for any other reason.

10	2025 Lost Opportunity Award

10.1

You will be eligible for a lost opportunity award of GBP £2,063,000 (the “Lost Opportunity Award”) since you have provided documentation from your current employer evidencing that, due to your resignation, you will not receive any variable pay for 2025, and evidence of variable pay for up to the preceding three performance years. The Lost Opportunity Award shall be payable in cash and equity as set out below, and shall be subject to you commencing employment with the Company and remaining employed with the Company, and not under notice of termination, on the payment date (subject to clause 10.1.1 below), on the following terms:

10.1.1

The cash portion of GBP £500,000 will be payable no later than the first payroll run after your Start Date. Any part of this cash portion of the Lost Opportunity Award which has been paid to you must be reimbursed (on a gross basis) to the Company if you resign from the Company outside a CIC Protection Period, resign without Good Reason during a CIC Protection Period or if your employment is terminated by the Company for Cause within one year of your Start Date. You shall not be required to reimburse the Company if: (i) the Company terminates your employment without Cause; or (ii) you resign with Good Reason during a CIC Protection Period.

10.1.2

The equity portion of GBP £1,563,000 shall be granted to you in February 2026. The equity portion of the Lost Opportunity Award will be in the form of Performance Stock Units (“PSUs”) that will cliff-vest on the third anniversary of the date of the grant of the award, subject to your continued service to the Company through to such date (and not being under notice of termination other than if: (i) you resign for Good Reason during the CIC Protection Period; or (ii) if the Company terminates your employment without Cause) and subject to the achievement of performance criteria materially similar to the performance criteria contained in the annual performance stock unit award agreement that is provided to other executive officers of MAH in February 2026. For the avoidance of doubt, the performance criteria of such award shall be in the absolute discretion of the Compensation & Talent Committee. However, if (i) your employment is terminated by the Company without Cause, or (ii) during a CIC Protection Period, you resign with Good Reason, in each case, the equity portion of the Lost Opportunity Award shall continue to vest on its original vesting schedule, subject to the actual performance of the performance criteria of such award and to your compliance with all applicable written agreements between you and the Company, including those in clause 29 hereof.

10.2	The Lost Opportunity Award is not pensionable. You shall have no entitlement to the Lost-Opportunity Award if you do not commence the Employment.

10.3	The amount of the Lost Opportunity Award shall be reduced by any year-end cash or equity incentive awards made to you by your current employer that are attributable to the 2025 performance year.

11	Discretionary Incentive

11.1

Subject to the terms of this Agreement, you shall be eligible to participate in the Company’s discretionary incentive programme, which is awarded as any or both of a “Discretionary Cash Incentive” and a “Discretionary Equity Incentive” (each being a “Discretionary Incentive”). Any Discretionary Incentive shall be:

11.1.1

determined in accordance with the UK Group Remuneration Policy (“Remuneration Policy”), based on both financial and non-financial performance criteria, including but not limited to you meeting your culture, conduct and leadership goals;

11.1.2	subject to deduction of income tax, national insurance contributions, other statutory deductions and other agreed deductions;

11.1.3	payable at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time;

11.1.4	subject to the terms and conditions of this contract of employment; and

11.1.5	payable at the Company’s absolute discretion and shall not form part of your contractual remuneration under your employment agreement.

11.2

Payment of a Discretionary Incentive (whether cash, equity, or both) in one year will not entitle you to a Discretionary Incentive in any subsequent year and the Company has absolute discretion to vary any Discretionary Incentive arrangements from one year to another.

11.3	Any Discretionary Incentive payment shall not be pensionable.

12	Discretionary Cash Incentive for 2026

12.1

For performance year 2026, your target Discretionary Cash Incentive will be GBP £840,000. In accordance with the Remuneration Policy and the MAH 2009 Employee Performance Incentive Plan or any equivalent annual cash incentive plan adopted by MAH from time to time that is applicable to the executive officers of MAH in lieu thereof (the “Cash Incentive Plan”), your actual Discretionary Cash Incentive for 2026 shall be determined by the Company and MAH in their absolute discretion, taking into account, amongst other things, the Company’s 2026 performance and your individual financial and non-financial performance for 2026.

12.2

You shall have no entitlement to a Discretionary Cash Incentive if you do not commence employment with the Company or are not in employment or you are under notice (whether given by you or the Company) when the Discretionary Cash Incentive might otherwise have been payable.

12.3	The Discretionary Cash Incentive for performance year 2026 shall be paid in or about February 2027, or the date annual cash incentives are paid to similarly situated executive officers of MAH.

13	Discretionary Equity Incentive for 2026

13.1

For performance year 2026, your target Equity Incentive Award will be GBP £1,800,000. In accordance with the Remuneration Policy, your actual Equity Incentive Award for 2026 shall be determined by the Company in its absolute discretion, taking into account, amongst other things, the Company’s 2026 performance and your individual financial and non-financial performance for 2026.

13.2

Provided you remain employed with the Company and are not under notice (whether given by you or the Company), any Discretionary Equity Incentive for performance year 2026 will be scheduled to be granted in or about February 2027, or the date annual equity incentives are granted to similarly situated executive officers of MAH. The award will be comprised equally of (a) a time-based award in the form of Restricted Stock Units (“RSUs”), and (b) PSUs. The time-based portion of such equity award are currently expected to vest in three substantially equal annual instalments on the first, second and third anniversaries of such award, subject to your continued service with the Company through the applicable vesting date (and not being under notice of termination). The structure of the PSUs will be determined by the Compensation and Talent Committee, but is currently expected to cliff-vest on the third anniversary date of the award, subject to the certification of the performance criteria for such award set by the Compensation and Talent Committee and your continued service with the Company through the vesting date.

13.3

Once you have completed 7 years of continuous service with the Company, your RSUs thereafter shall include a “Qualified Retirement” provision that provides for continued vesting of such RSU awards pursuant to retirement provisions that are generally consistent with those contained in the agreements for other similarly situated Executive Officers of MAH, but shall provide for a service condition of no more than 7 years of continuous service.

14	Make-Wholes

14.1

You have provided documentation from your current employer evidencing that, due to your resignation, you will forfeit any unvested equity granted to you by them (“Forfeited Compensation”). Provided you commence employment with the Company, remain in employment with the Company (or another MarketAxess group company) and are not under notice (whether given by you or the Company), as of the date of payment or grant as applicable, you will be granted an award in the form of a cash award (“Cash Make-Whole”) and a RSU award (“Equity Make-Whole”).

14.2

The Cash Make-Whole is in consideration only of your forfeiture of GBP £500,000 worth of unvested units from your current employer that is otherwise scheduled to vest after the date of this Agreement and prior to May 1, 2026, if not for your resignation to join MarketAxess. The Cash Make-Whole will be payable no later than March 31, 2026. Any part of this Cash Make-Whole which has been paid to you must be reimbursed (on a gross basis) to the Company if you voluntarily resign from the Company outside a CIC Protection Period or without Good Reason during a CIC Protection Period or if your employment is terminated by the Company for Cause within two years of your Start Date. You shall not be required to reimburse the Company for the Cash Make-Whole Award if: (i) the Company terminates your employment without Cause; or (ii) you resign with Good Reason during a CIC Protection Period.

14.3

The Equity Make-Whole is in consideration only of your forfeiture of GBP £3,437,000 worth of unvested units from your current employer that is otherwise scheduled to vest on or after May 1, 2026 if not for your resignation to join MarketAxess. The Equity Make-Whole will be granted to you on the first calendar day of the first month following your Start Date. The Equity Make-Whole award will vest in three substantially equal annual installments on the first, second and third anniversaries of such award, subject to your continued service with the Company. If your employment is terminated: (i) by the Company without Cause, or (ii) by you during a CIC Protection Period with Good Reason, in each case, the Equity Make-Whole shall continue to vest on its original vesting schedule subject to your compliance with all applicable written agreements with the Company, including those in clause 29 hereof.

14.4	The Cash Make-Whole and Equity Make-Whole shall be subject to the following additional terms:

14.4.1

You have provided documentation to the Company that sets forth the amount and deferral periods of the Forfeited Compensation. In the event that any new documentation evidences a lesser sum of Forfeited Compensation than previously disclosed to the Company, the above figures for the Cash Make-Whole and Equity Make-Whole shall be downward adjusted accordingly, and if the deferral period(s) are different, the vesting periods of the Equity Make-Whole shall be adjusted accordingly.

14.4.2	The Cash Make-Whole and Equity Make-Whole are not pensionable. You shall have no entitlement to the Cash Make-Whole and Equity Make-Whole if you do not commence the Employment.

15	All Equity Awards

Notwithstanding anything else contained in this agreement:

15.1

The equity awards provided for in this offer letter (the “Equity Awards”) will all be governed by the terms and conditions of MAH’s 2020 Equity Incentive Plan or any equivalent equity incentive plan adopted by MAH from time to time (the “Equity Incentive Plan”), the Guidelines for Restricted Stock Units granted under the Equity Incentive Plan, if applicable, and the form of Restricted Stock Unit Agreement or Performance Stock Unit Agreement, in each case, as applicable and as determined by the Compensation & Talent Committee.

15.2	The actual number of shares underlying the Equity Awards will be determined by MAH in its sole discretion in accordance with its equity granting practices.

15.3

The Equity Awards are subject to the full execution of award agreements by you and MAH and the approval of the Compensation & Talent Committee and the UK Group Compensation Committee. All equity awards are also contingent on your being employed with the Company on the date of grant and, except as specifically provided herein, will vest on the respective vesting dates subject to your continued employment (and not being under notice of termination).

15.4

You will be subject to share ownership guidelines (“SOGs”) of five times your then current base salary as set forth in the Company’s Corporate Governance Guidelines. You are expected to comply with this provision while employed as Chief Operating Officer of the Company. The SOGs may change from time to time as determined by the Board in its sole discretion, as recommended by the Nominating and Corporate Governance Committee. For the avoidance of doubt, all shares of Common Stock beneficially owned by you, including shares purchased and held personally, vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares or performance stock units, and shares deferred under a non-qualified deferred compensation arrangement, shall count toward the minimum ownership requirement; vested and unvested stock options and unearned performance shares or unearned performance stock units shall be excluded.

15.5

Notwithstanding anything to the contrary in this Agreement, you shall forfeit any unvested portion of any equity awards that otherwise continue to vest after termination of your employment if you materially breach any surviving clause in this Agreement, or any agreement with the Company, MAH or its Affiliates, any restrictive covenant applicable to you, or any policy of the Company or MAH or its Affiliates (including, without limitation, with respect to confidentiality); or in circumstances where you would have been terminated for Cause had the relevant circumstances been known to the Company or its Affiliates prior to termination.

16	Cash Compensation

16.1	All cash payments described in this Agreement are subject to required tax withholdings and National Insurance contributions.

17	The UK Malus and Clawback and Global Clawback Policies

Notwithstanding anything else contained in this agreement:

17.1

As an MRT, all variable remuneration (including, without limitation, all Discretionary Incentives, the Lost Opportunity Award and the Equity Make-Whole) awarded to you are subject to performance adjustment in the form of malus and clawback arrangements in accordance with the Company’s Malus and Clawback Policy (the “UK Malus and Clawback Policy”), even if you subsequently cease to be an MRT and/or cease your employment with the Company.

17.2

In addition, you are also subject to any compensation recapture policies established by the Board of Directors of MAH (or any committee thereof) generally applicable to MAH’s executive officers from time to time, in its sole discretion, including the MarketAxess Holdings Inc. Erroneously Awarded Compensation Recovery Policy and the MarketAxess Holdings Inc. Incentive-Based Compensation Recovery Policy (collectively, the “Global Clawback Policies”).

17.3

The current versions of the Remuneration Policy, the Malus and Clawback Policy and the Global Clawback Policies are provided together with this letter. In the event that a recovery is initiated under the UK Malus and Clawback Policy or the Global Clawback Policies, amounts recovered shall not be duplicative, but in the event of a conflict between any applicable recovery provisions, the right to recovery shall be interpreted in accordance with the provision that results in the greatest recovery from you.

18	Holidays

18.1	The holiday year runs from 1 January to 31 December.

18.2

You are entitled to 25 days paid holiday in each holiday year (“holiday entitlement”), accruing on a daily basis in addition to English bank and other public holidays. This will be pro-rated in the year of joining and leaving the Company and the resulting entitlement will be rounded up to the nearest whole day.

18.3	You must agree the dates of your holidays in advance with your line manager.

18.4

You may carry forward a maximum of 5 day’s holiday entitlement from one holiday year to the next. Any carry over holiday entitlement must be taken by 31 March of the subsequent holiday year or it will be forfeited.

18.5

On termination of your Employment you will be paid in respect of any holiday entitlement accrued but not taken (unless your Employment is terminated for gross misconduct, in which case you will not be paid in respect of any holiday entitlement beyond the statutory minimum) The Company may require you to take any accrued holiday during any notice period. If you have taken holiday in excess of your entitlement at the date on which your employment terminates, the Company may deduct from your final salary an amount that is equal to 1/260 of your annual Basic Salary payable under clause 9.1 multiplied by the number of excess days of holiday taken.

19	Other Benefits

19.1	Private Medical & Dental Insurance

You may participate in the Company’s private medical and dental insurance schemes, subject in each case to the terms of the relevant insurance policy (as amended from time to time), the rules of the relevant scheme and you (and, where appropriate, your spouse or civil partner and children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost and on terms which are acceptable to the Company.

This is a discretionary benefit and the Company shall, in its sole and absolute discretion, reserve the right to discontinue, vary or amend this benefit at any time on reasonable notice to you. Full details are available on request.

19.2	Life Assurance

You may participate in the Company’s Life Assurance Scheme, subject to any eligibility requirements or other conditions set by the Company and any insurer of the Company and your health not being such as to prevent the Company from being able to obtain cover on reasonable terms, the Company shall arrange life assurance cover for you, currently equivalent to 6 times your Basic Salary. Premiums shall be paid by the Company.

This is a discretionary benefit and the Company shall, in its sole and absolute discretion, reserve the right to discontinue, vary or amend this benefit at any time on reasonable notice to you. Full details are available on request.

19.3	Pension Scheme

You will automatically be enrolled in the Company pension scheme (the “Scheme”), from the 1st of the following month subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time.

The Company reserves the right at any time to amend the cash equivalent contribution/Scheme and/or change Provider. Full details of the Scheme are available from Human Resources.

19.4	Group Income Protection

You are entitled to participate in the Group Income Protection Plan (the “Income Protection Plan”) after completion of 3 months of employment with the Company. Participation is subject to the rules of the Income Protection Plan as amended from time to time, the rules or insurance policy of the relevant Income Protection Plan provider as amended from time to time, and you satisfying the normal underwriting requirements of the relevant Income Protection Plan provider and the premium being at a rate which the Company considers reasonable.

This is also a discretionary benefit and the Company shall in its sole and absolute discretion reserve the right to discontinue, vary or amend the Income Protection Plan at any time on reasonable notice to you. If the insurance provider refuses for any reason to provide permanent health insurance benefit to you, the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

19.5	Group Critical Illness Cover

You may participate in the Company’s Group Critical Illness Cover scheme. Participation is subject to the rules of the scheme as amended from time to time, the rules or insurance policy of the relevant scheme provider as amended from time to time, and subject to you satisfying the eligibility requirements of the relevant scheme provider and pursuant to the relevant scheme provider rules being at a cost and on terms which are acceptable to the Company.

This is a discretionary benefit and the Company shall in its sole and absolute discretion reserve the right to discontinue, vary or amend this benefit at any time on reasonable notice to you. If the Critical Illness Cover provider refuses for any reason to provide this benefit to you, the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

Full details are available from HR on request.

19.6	Expenses

The Company will also pay up to GBP £5,000 for the reasonable fees and expenses of your legal counsel in connection with the review and negotiation of this Contract of Employment promptly upon presentation of invoices thereof in reasonable detail.

20	Sickness & Injury and Contractual Sick Pay Entitlement

20.1	If you are absent from work due to sickness or injury, you must inform the office no later than 9am on the first day of absence.

20.2

If you are away from work for seven calendar days or less, you must complete an online self-certification via the Company’s online absence tracking portal. For absences of more than seven calendar days you must provide a medical certificate from your doctor. Further medical certificates will be required for the remainder of the period of your absence.

20.3

In order for you to be eligible for Company contractual sick pay, the Company reserves the right, at any time, to require you to undergo a medical examination or Occupational Health assessment at the Company’s expense within a one-week time period after the Company makes this initial request. You agree that the medical adviser may disclose the results of the examination to the Company and that you will have two working days upon receipt of the results of any examination to approve the contents. You also agree that you will provide, at the Company’s reasonable request, a copy of your GP’s report on any medical condition, illness or injury relevant to your Employment.

20.4

Subject to your compliance with this agreement and the Company’s sickness absence procedures (as amended from time to time), you shall continue to receive your full salary and contractual benefits during any period of absence due to sickness or injury for up to an aggregate of 26 weeks in any 78 week period beginning with the first date of absence. Such payment shall be inclusive of any Statutory Sick Pay due in accordance with applicable legislation.

20.5

If you are absent from work due to sickness or injury caused by the fault of another person, and you recover any sum representing compensation for loss of salary under this Agreement from that person or another person, you agree to repay to the Company any money it has paid to you under clause 20.4 above as salary in respect of the same period of absence.

20.6

The Company may terminate your Employment by giving written notice to take immediate effect whether or not your entitlement to any sick pay, contractual or otherwise, has been exhausted or even when such termination would or might cause you to forfeit any entitlement to Group Income Protection or other benefits if you do not perform your duties of employment for a period of 180 days (whether or not consecutive) in any period of 365 days because of sickness, injury or other incapacity. This notice can be given whilst you continue not to perform your duties or on expiry of the 180-day period. In this clause, ‘days’ includes Saturdays, Sundays and public holidays.

21	Other Paid Leave

21.1

You may be eligible to take other types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time. Such leave includes statutory maternity, paternity, adoption, shared parental, parental, dependent, compassionate, and parental bereavement leave, time off to attend medical and dental appointments, time off to accompany a pregnant woman to antenatal appointments, and time off to attend public duties.

21.2	Further details of such leave and your pay during such leave are available in the Staff Handbook.

22	Training

22.1	During your employment you must complete all trainings (which will, where necessary, be paid for by the Company) as may be required by HR, Legal and Compliance, IT Security or your manager.

23	Confidential Information

23.1

You agree that you will not (except as required by law or to carry out your employment duties with the Company) either during Employment or at any time after its termination (howsoever arising) directly or indirectly:

23.1.1	use any Confidential Information;

23.1.2	disclose or permit the disclosure of Confidential Information to any person, company, or organisation whatsoever; or

23.1.3	make or use any copies of Confidential Information.

23.2	You are responsible for protecting the confidentiality of Confidential Information and shall:

23.2.1	use your best endeavours to prevent the use or communication of any Confidential Information by an unauthorised person, company or organisation; and

23.2.2	inform the Company immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

23.3

The restrictions above shall not apply to information which you or another person may be ordered to disclose by a court of competent jurisdiction, tribunal or government body (including HM Revenue & Customs) or which you disclose pursuant to and in accordance with the Public Interest Disclosure Act 1998, or as may be required by law or to comply with any regulatory obligations.

23.4	Nothing in this Agreement is intended to:

23.4.1	exclude, restrict or limit in any way any right you may have to make a protected disclosure under the Employment Rights Act 1996;

23.4.2

prevent you from doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority, including the FCA or, whether required or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority, including the FCA, regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); or

23.4.3

prevent you from making a disclosure to report an offence to, or co-operate with a criminal or civil investigation by, the police, any law enforcement agency or any US Government Agency. “US Government Agency” shall mean the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or any other US federal, state or local governmental agency or commission

23.5	In addition to the restrictions at this clause, you agree that you will sign and abide by the Confidentiality Statement, which will be provided to you separately and form part of this Agreement.

24	Intellectual Property Rights

24.1

You will promptly inform the Company if you make or are involved in making an Invention during your Employment and will give the Company sufficient details of it to allow the Company to assess the Invention and to decide whether the Invention belongs to the Company. The Company will treat any Invention which does not belong to it as confidential.

“Invention” means any invention (whether patentable or not within the meaning of the Patents Act 1977 or other applicable legislation in any other country) relating to or capable of being used in the business of the Company.

24.2	If an Invention belongs to the Company, you will act as a trustee for the Company in relation to that Invention and you will, at the request and expense of the Company, do everything necessary to:

24.2.1	vest all right, title and interest in the Invention in the Company or its nominee (as legal and beneficial owner);

24.2.2	secure full patent or other appropriate protection for the Invention anywhere in the world; and

24.2.3	defend the Company’s or its nominee’s rights in the Invention and assist with enforcement anywhere in the world.

24.3	If you create or are involved in creating any Work during the Employment, you will promptly give the Company full details of it.

“Work” means any discovery, design, database or other work (whether registrable or not and whether a copyright work or not) which is not an Invention and which you create or are involved in creating:

24.3.1	in connection with your Employment; or

24.3.2	relating to or capable of being used in those aspects of the businesses of the Group Companies in which you are involved.

24.4	You:

24.4.1	assign to the Company to the extent allowed by law all of your right, title and interest in any current or future Work (whether now existing or brought into being in the future); and

24.4.2	will act as a trustee for the Company in relation to all such Works;

24.4.3

and will in either case at the request and expense of the Company do everything necessary to vest all right, title and interest in any Work in the Company or its nominees (as legal and beneficial owner) and to defend its rights in those works and to secure appropriate protection anywhere in the world.

24.5

If you generate any Information or are involved in generating any Information during the Employment you will promptly give to the Company full details of it and you acknowledge that such Information belongs to the Company.

“Information” means any idea, method or information, which is not an Invention or Work, generated by you either:

24.5.1	in the course of your Employment; or

24.5.2	outside the course of your Employment but relating to the business, finance or affairs of any Group Company.

24.6	If you become aware of any infringement or suspected infringement of any intellectual property right in any Invention, Work or Information you will promptly notify the Company in writing.

24.7

You will not disclose or make use of any Invention, Work or Information without the Company’s prior written consent except to comply with this clause 24 or as necessary for the proper performance of your duties.

24.8

So far as permitted by law you irrevocably waive any rights you may have under Chapter IV (moral rights) of Part 1 of the Copyright, Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Works.

24.9

Rights and obligations under this clause 24 will continue after the termination of this agreement in respect of all Inventions, Works and Information made or obtained during your Employment and will be binding on your personal representatives.

24.10	You agree that you will not by your acts or omissions do anything that would or might prejudice the rights of the Company under this clause 24.

24.11

You will not make copies of any computer files belonging to any Group Company or their service providers and you will not introduce any of your own computer files into any computer used by any Group Company in breach of any Group Company policy, unless you have obtained the written consent of your line manager.

24.12

By entering into this agreement, you irrevocably appoint the Company to act on your behalf to execute any document and do anything in your name for the purpose of giving the Company (or its nominee) the full benefit of the provision of this clause 24 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 24.12, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing (in the absence of any manifest error) falls within that authority.

25	Your Interests

25.1

You must disclose promptly in writing to the Company’s General Counsel, or designee, from time to time your outside business interests and to the extent that this is required to fulfil your regulatory obligations, your financial interests, and as otherwise may be set out in the Company’s Compliance Manual as amended from time to time (such as, without limitation, personal dealing).

25.2	You will (and will procure that your spouse or partner and dependent children, if any) comply with Part V of the Criminal Justice Act 1993 in relation to the trading of securities.

26	Garden Leave

26.1

At any time after notice to terminate employment is given by either party, or if you resign without giving due notice, the Company may at its absolute discretion require you to take a period of absence called garden leave for a maximum period of 6 (six) months (the “Garden Leave Period”). The provisions of this clause shall apply to any Garden Leave Period.

26.2	For the duration of the Garden Leave Period, the Company may require that you do not:

26.2.1	enter or attend the premises of the Company or any other Group Company; or

26.2.2	retain or seek to obtain any access to electronic systems or devices owned or operated by the Company or a Group Company; or

26.2.3	contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

26.2.4

contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

26.2.5	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

26.3

The Company may at any time require you to immediately resign from any directorship, trusteeships or other offices which you hold in the Company, any other Group Company or any other company where such directorship or other office is held as a consequence or requirement of your Employment, unless you are required to perform duties to which any such directorship, trusteeship or other office relates in which case you may retain such directorships, trusteeships or other offices while those duties are ongoing. You hereby irrevocably appoint the Company to be your attorney to execute any instrument and do anything in your name and on your behalf to effect your resignation if you fail to do so in accordance with this clause 26.3.

26.4

During the Garden Leave Period, you will be entitled to receive your salary and all contractual benefits (excluding Incentives) in accordance with the terms of this Agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be deemed to be taken by you during the Garden Leave Period.

26.5

During the Garden Leave Period, all duties of your Employment (whether express or implied), including without limitation your duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period (save as amended by this clause 26).

26.6

At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay to you Basic Salary alone in lieu of the balance of any period of notice given by the Company or you (less any deductions the Company is required by law to make).

26.7	During the Garden Leave Period:

26.7.1

you shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of your responsibilities to any individual or individuals appointed by the Company or any Group Company to take over your role or responsibilities;

26.7.2

you shall make yourself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed that you may be unavailable for a period); and

26.7.3	the Company may appoint another person to carry out your duties in substitution for you.

27	Disciplinary Rules

27.1	The Company’s dismissal, disciplinary and grievance procedures as set out in the Company’s Disciplinary Policy and Grievance Policy are applicable to you. These procedures are non-contractual.

27.2

The following are examples of conduct which is not acceptable to the Company and which may result in disciplinary action being taken against you. The list is intended as guidance only and should not be considered exhaustive:

27.2.1	failure to meet the required standards of work performance;

27.2.2	falsification of records;

27.2.3	failure to comply with the Company’s health and safety policy;

27.2.4	unauthorised use of Company property;

27.2.5	unauthorised disclosure of confidential information, including any negligence or errors that result in a data leak or breach of client confidentiality;

27.2.6	failure to complete mandatory training in a timely fashion; and

27.2.7	insubordination.

27.3	Examples of gross misconduct are serious incidents of any of the matters listed above and, by way of further example, include the following (without limitation):

27.3.1	acts of discrimination or harassment (including, but not limited to, breaches of the Company’s Equal Opportunities or Anti-bullying and harassment policies in force from time to time);

27.3.2	theft or dishonesty;

27.3.3	disorderly conduct including fighting or threatening physical violence;

27.3.4	being under the influence of alcohol or illegal drugs during working hours;

27.3.5	intentional damage to Company property or that of other employees;

27.3.6	serious breach of confidence;

27.3.7	a material breach of the Confidentiality Statement;

27.3.8	failure or ceasing to meet the requirements of any regulatory body whose consent is required to enable you to undertake all or any of your duties under this Agreement; and

27.3.9	a determination by the Company (or the FCA) that you are no longer sufficiently fit and proper to carry out your Certified Person role.

27.4	The Company reserves the right to suspend you from employment with pay for a reasonable period while investigating any alleged breach of the Company’s disciplinary rules.

27.5	If you are disciplined for a failure to meet the required standards of work performance, the Company may move you to suitable alternative work, if this is available.

27.6	If you are found to have acted in such a way that constitutes Cause, the Company may terminate your employment immediately without notice and without pay in lieu of notice.

28	Return of Company Property

When your Employment ends, or at any other time if you are requested to do so, you must return to the Company all property belonging or relating to the Company or any Group Company in good condition. If you commence Garden Leave in accordance with clause 26 you may be required to comply with the provisions of this clause 28.

29	Restrictions after Termination of Employment

29.1	In this clause:

“Capacity” means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

“Customer” means any person, firm, company or entity who or which at any time during the Relevant Period (i) was provided with services by the Company or any Group Company; or (ii) was in the habit of dealing with the Company or any Group Company, in each case other than in a de minimis way, or about whom or which you have confidential information; and in each case with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;

“Key Employee” means any person who immediately prior to the Termination Date was employed or engaged by the Company or any Group Company as a director, manager or other senior or key employee, or any other person employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business which competes with any Restricted Business, and with whom you had personal dealings during the Relevant Period;

“Prospective Customer” means any person, firm, company or entity to whom or which, during the period of six months prior to the Termination Date, the Company or any Group Company had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of services and with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;

“Relevant Period” means the period of 12 months ending on the Termination Date;

“Restricted Business” means those parts of the business of the Company or any Group Company with which you were involved to a material extent during the Relevant Period.

“Termination Date” means the date on which the Employment terminates or, if you spend a period on Garden Leave immediately before the termination of the Employment, such earlier date on which Garden Leave commences.

29.2

You are likely to obtain trade secrets and confidential information and personal knowledge of and influence over clients and employees of the Group during the course of the Employment. To protect these interests of the Company, you covenant with the Company that you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any firm, company or person:

29.2.1	for 12 months following the Termination Date be engaged, concerned or involved in any Capacity with any business which is (or intends to be) in competition with any Restricted Business;

29.2.2

for 12 months following the Termination Date solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Customer or Prospective Customer with a view to providing services to that Customer in competition with any Restricted Business or otherwise induce, solicit or entice or endeavour to induce, solicit or entice any Customer to cease conducting, or reduce the amount of, business with the Company or any Group Company or discourage or prevent any Prospective Customer from conducting business with the Company or any Group Company;

29.2.3

for 12 months following the Termination Date be involved with the provision of services to, or otherwise have any business dealings with, any Customer or Prospective Customer in the course of any business concern which is in competition with any Restricted Business; or

29.2.4

for 12 months following the Termination Date offer to employ or engage or otherwise endeavour to entice away from Company or any Group Company any Key Employee (whether or not such person would breach their contract of employment or engagement).

29.3	None of the restrictions in clause 29.2 shall prevent:

(i)	your owning not more than 1% of the total issued shares of a publicly held company; or

(ii)

your performance of services for any business to the extent that such services do not otherwise compete with the Restricted Business as defined in 29.1 (including, without limitation, your performance of services for any entity which has a division or business unit engaging in competition with the Relevant Business, if such performance does not in any capacity, directly or indirectly, involve work with or assistance to such division or business unit); or

(iii)	your carrying out any activity approved in advance and in writing by the Company.

29.4

Each of the paragraphs contained in clause 29.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

29.5

Following the Termination Date, you will not represent yourself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

29.6

Any benefit given or deemed to be given by you to any Group Company under the terms of this clause 29 is received and held on trust by the Company for the relevant Group Company. You will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

29.7

If you receive an offer to be involved in a business concern in any Capacity during your employment or during the 12 months following the Termination Date, you shall give the third party making the offer a copy of the terms of clauses 21 and 29 and you shall notify the Company of the identity of that third party, and the details of your employment, appointment or engagement with that third party, as soon as possible after accepting the offer.

30	Data Protection

30.1

For the purposes of the UK General Data Protection Regulation, the Company will collect, hold, process and disclose your personal data provided by you to the Company for all purposes relating to the performance of this Agreement including, but not limited to:

30.1.1	administering and maintaining personnel records;

30.1.2	paying and reviewing salary and other remuneration and benefits;

30.1.3	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

30.1.4	undertaking performance appraisals and reviews;

30.1.5	maintaining sickness and other absence records;

30.1.6	taking decisions as to your fitness for work;

30.1.7	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, including HM Revenue and Customs;

30.1.8	equal opportunities monitoring;

30.1.9	providing information to future purchasers of the Company or of the business in which you work;

30.1.10	transferring information concerning you to a country or territory outside the European Economic Area (and subsequent processing, including as provided elsewhere in this clause 30.1);

30.1.11	monitoring registrations, you have with any regulatory bodies to ensure compliance, training, examination and other requirements are met;

30.1.12	ensuring health and safety in the workplace;

30.1.13	planning and organisation of work;

30.1.14	monitoring your activity;

30.1.15	complying with applicable laws, court orders or other legal requirements; and

30.1.16	administration of disciplinary and grievance procedures.

30.2

The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers, payroll administrators, service providers and benefits providers), regulatory authorities, potential purchasers of the Company, or the business in which you work, and as may be required by law.

30.3

The processing of your personal data is necessary for the performance of this Agreement as listed in clause 30.1 above as well as for any purposes in relation to the provision, administration, and/or monitoring of any benefits or services provided to you by any third party on behalf of any Group Company. If the Company is unable to process your personal data, it may not be possible to continue to perform this Agreement.

30.4	Further details of how the Company processes your personal data can be found in the Staff Privacy Policy (as amended from time to time).

31	Personal Account Transactions

You acknowledge that the Company has drawn to your attention its written notice setting out the restrictions upon the Company’s employees undertaking personal account transactions, as defined in the Financial Services Authority Handbook (the “PA Dealing Restrictions”). You acknowledge that the PA Dealing Restrictions will apply to you. You will comply with the PA Dealing Restrictions for the duration of this agreement.

32	Offers on Liquidation

32.1

You will have no claim against the Company if your Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company; and

32.2	you are offered employment with the company succeeding to the Company upon such liquidation or reorganisation; and

32.3	the new terms of employment offered to you are no less favourable to you than the terms of this agreement.

33	Notices

33.1

Any written notices given under this agreement must be given by letter or by email except for a notice of termination which must be given by hard copy letter by hand or in the post. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice provided to you by the Company shall be given personally or sent to your last known address.

33.2

Except for notices given by hand, notices given by post will be deemed to have been given on the next working day after the day of posting and notices given by email will be deemed to have been given in the ordinary course of transmission.

34	Statutory Particulars

This Agreement and the attached Appendices contain the written particulars of employment which you are entitled to receive under the Employment Rights Act 1996.

35	Whole Agreement

This Agreement supersedes any previous arrangements, whether oral or in writing, between the Company and you in relation to the matters dealt with in it. This Agreement (and the Confidentiality Statement provided to you separately) contains the whole agreement between the Company and you relating to your employment at the date this Agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties).

36	Contracts (Rights of Third Parties) Act 1999

To the extent permitted by law and with the exception of the Group Companies, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists and is available under any separate rules or provisions.

37	Waiver

37.1	Neither party’s rights nor powers under this agreement will be affected if:

37.1.1	one party delays in enforcing any provision of this agreement; or

37.1.2	one party grants time to the other party.

37.2

If either party agrees to waive his rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

38	Governing Law

This Agreement and any documents to be entered in pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with it and any such documents shall be governed by the law of England and Wales. The Company and you irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and any documents to be entered into pursuant to it. The Company and you irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

SIGNED as a DEED by MARKETAXESS EUROPE LIMITED acting Christopher Concannon, a director, in the presence of /s/ Scott Pintoff : Witness’ Signature:	/s/ Christopher Concannon Director

Name: Scott Pintoff Address: 55 Hudson Yards, New York, NY 10001 Occupation: General Counsel

SIGNED as a DEED by DEAN BERRY, in the presence of /s/ Marilena Shine : Witness’ Signature: Name: Marilena Shine Address: [*****] Occupation: [*****]	/s/ Dean Berry Employee